UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14-A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-12

Cayson Acquisition Corp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Cayson Acquisition Corp

A Cayman Islands Exempted Company

205 W. 37th Street

New York, NY 10018

PROXY STATEMENT SUPPLEMENT

March 13, 2026

TO THE SHAREHOLDERS OF CAYSON ACQUISITION CORP:

This is a supplement (this “Supplement”) to the definitive proxy statement of Cayson Acquisition Corp (the “Company”), dated February 24, 2026 (the “Proxy Statement”), that was sent to you in connection with the Company’s extraordinary general meeting (the “Meeting”) scheduled for 10:00 a.m., Eastern Time, on March 18, 2026, virtually, at https://www.virtualshareholdermeeting.com/CAPN2026SM. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Proxy Statement.

At the Meeting, the Company’s shareholders will be asked to consider and vote upon, among other things, a proposal to amend (the “Extension Amendment”) the Company’s amended and restated memorandum and articles of association as adopted by special resolution dated September 19, 2024 with effect from September 23, 2024 (the “Existing Memorandum and Articles”) to extend the date by which the Company has to consummate an initial business combination (as defined in the Existing Memorandum and Articles) on a monthly basis, up to twelve (12) months (or until March 23, 2027) (the “Extended Date”), unless the closing of a business combination shall have occurred prior thereto or such earlier date as shall be determined by the Board in its sole discretion, provided that the Company’s sponsors, officers, directors, affiliates or designees (collectively, the “Insiders”) lend to the Company (each a “Contribution”) an aggregate of US$100,000 for each month utilized to consummate an initial business combination, which Contributions shall be deposited by the Company into the Trust Account (as defined in the Existing Memorandum and Articles) and thereby increase the per-share redemption price paid in connection with the ultimate consummation of a business combination or the Company’s liquidation (the “Extension Proposal”).

The Insiders have now agreed to increase the monthly Contribution from US$100,000 to US$125,000. The full text of the resolution to be voted upon, as revised above, is as set forth in Annex A attached to this Supplement.

As indicated in the Proxy Statement, because each Contribution will be set at US$125,000 regardless of how many shares are redeemed in connection with this Meeting, the per-share amount of the Contribution will change based on how many shares are actually redeemed. For example, if no public shares are redeemed, the effective per-share amount contributed for each monthly extension would be approximately $0.02 per share. Conversely, if 3,000,000 public shares are redeemed, the effective per-share amount contributed for each monthly extension would be approximately $0.04 per share.

Our Board has fixed the close of business on February 18, 2026, as the record date for determining the shareholders entitled to receive notice of and vote at the Meeting and any adjournment or postponement thereof. Only holders of record of the ordinary shares on that date are entitled to have their votes counted at the Meeting or any adjournment or postponement thereof. On this record date, 7,830,000 ordinary shares were outstanding and entitled to vote. Each share is entitled to one vote per share at the Meeting.

All holders of public shares, regardless of whether they vote for or against the Extension Proposal or do not vote at all or are not a holder of record on the record date, may elect to redeem their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes paid or payable), divided by the number of the then outstanding public shares. Based upon the amount in the Trust Account as of February 23, 2026, the most recent practicable date prior to the date of the Proxy Statement, which was approximately $64.8 million, we anticipate that the per-share price at which public shares will be redeemed from cash held in the Trust Account will be approximately $10.80 at the time of the Meeting. Exercising redemption rights may result in a public shareholder receiving more than if the shareholder sold such shares in the open market and the actual market price on the redemption date may be higher or lower than the per share pro rata portion of the Trust Account on such date. Additionally, the Company cannot assure shareholders that they will be able to sell their Ordinary Shares in the open market, as there may not be sufficient liquidity in its securities when such stockholders wish to sell their shares.

TO DEMAND REDEMPTION, PRIOR TO 5:00 P.M. EASTERN TIME ON MARCH 16, 2026, TWO BUSINESS DAYS BEFORE THE MEETING, YOU SHOULD ELECT EITHER TO PHYSICALLY TENDER YOUR SHARE CERTIFICATES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY OR TO DELIVER YOUR SHARES TO THE TRANSFER AGENT ELECTRONICALLY USING DTC’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN), AS DESCRIBED HEREIN. YOU SHOULD ENSURE THAT YOUR BANK OR BROKER COMPLIES WITH THE REQUIREMENTS IDENTIFIED IN THE PROXY STATEMENT.

If you previously tendered your shares for redemption and decide prior to the vote at the Meeting that you do not want to redeem your shares, you may withdraw the tender. If you delivered your shares for redemption to the Company’s transfer agent, you may request that the Company’s transfer agent return the shares (physically or electronically). You may make such request by contacting the Company’s transfer agent at the address listed in the Proxy Statement.

Before you vote you should read the Proxy Statement and other documents that the Company has filed with the Securities and Exchange Commission, together with this Supplement, for more complete information about the Company and the Extension. If you have questions about the Extension or if you need additional copies of this Supplement, the Proxy Statement, or the proxy card you should contact:

D.F. King & Co., Inc.

28 Liberty Street, Floor 53

New York, NY 10005

Toll-free: (800) 848-3416

Banks or brokers may call collect: (646) 665-7701

Email: CAPN@dfking.com

By Order of the Board of Directors

/s/ Yawei Cao
Yawei Cao, Chairman

You are not being asked to vote any proposed business combination at this time. If the Extension is implemented and you do not elect to convert your public shares, you will retain the right to vote on any proposed business combination if and when it is submitted to shareholders and the right to redeem your public shares into a pro rata portion of the Trust Account in the event a proposed business combination is approved and completed or the Company has not consummated a business combination by the Extended Date.

Neither the Securities and Exchange Commission nor any state securities commission has determined if the Proxy Statement, as supplemented by this Supplement, is accurate or complete. Any representation to the contrary is a criminal offense.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the Meeting. If you are a shareholder of record, you may also cast your vote in person (virtually) at the Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person (virtually) at the Meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against each of the proposals.

This Supplement is dated March 13, 2026 and is first being mailed to shareholders of the Company on or about such date.

ANNEX A

FULL TEXT OF SPECIAL RESOLUTIONS RELATING TO

AMENDMENTS TO THE

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

CAYSON ACQUISITION CORP

In respect of the Extension Proposal:

“IT IS RESOLVED as a special resolution that:

(a)	Article 37.8 of the Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution dated 19 September 2024 with effect from 23 September 2024 (the Existing Memorandum and Articles) be deleted in its entirety and replaced with the following new Article 37.8:

“37.8	The Company has until 23 March 2026 to consummate a Business Combination, provided however that if the Board of Directors anticipates that the Company may not be able to consummate a Business Combination by 23 March 2026, the Company may, by Resolution of Directors, extend the period of time to consummate a Business Combination on a monthly basis, up to twelve (12) months (up to 23 March 2027) (the Extended Date) to complete a Business Combination, unless the closing of a Business Combination shall have occurred prior thereto or such earlier date as shall be determined by the Board in its sole discretion, provided that the Sponsors and the Company’s officers, directors, affiliates or designees (collectively, the Insiders) lend to the Company (each a Contribution) an aggregate of US$125,000 for each month utilized to consummate an Business Combination, which Contributions shall be deposited by the Company into the Trust Account. In the event that the Company does not consummate a Business Combination by the relevant Extended Date (subject to all monthly extensions having been validly made in each case) or such later time as the Members of the Company may approve in accordance with these Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)	as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any, divided by the number of the Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)

as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the directors, liquidate and dissolve,

subject in each case, to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law. If the Company shall wind up for any other reason prior to the consummation of a Business Combination, the Company shall, as promptly as reasonably possible but not more than ten business days thereafter, follow the foregoing procedures set out in this Article 37.8 with respect to the liquidation of the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law.”

(b)	Article 37.9 of the Existing Memorandum and Articles be deleted in its entirety and replaced with the following new Article 37.9:

“37.9	In the event that any amendment is made to these Articles:

(a)	that would modify the substance or timing of the Company’s obligation to provide holders of Public Shares the right to:

(i)	have their shares redeemed or repurchased in connection with a Business Combination pursuant to Articles 37.2(b) or 37.6; or
(ii)	redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination by the relevant Extended Date (subject to all monthly extensions having been validly made in each case); or

(b)

with respect to any other provision relating to the rights of holders of Public Shares (excluding any Public Shares held by Founders),

each holder of Public Shares who is not a Founder, Officer or director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment (an Amendment Redemption) at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the approval of any such amendment, including interest earned on the funds held in the Trust Account not previously released to the Company to pay income taxes, if any, divided by the number of Public Shares then in issue.”

(c)	Article 37.11 of the Existing Memorandum and Articles be deleted in its entirety and replaced with the following new Article 37.11:

“37.11	After the issue of Public Shares (including pursuant to the Over-Allotment Option), and prior to the consummation of a Business Combination, the directors shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with the Public Shares:

(i)	on a Business Combination or on any other proposal presented to Members prior to or in connection with the completion of a Business Combination; or

(ii)	to approve an amendment to these Articles to:

(A)	extend the time by which the Company has to consummate a Business Combination; or

(B)	amend the foregoing provisions of these Articles.”